Exhibit 99.1

Sourcefire Announces 2009 Second Quarter Results

Execution and Cybersecurity Solutions Demand Continue to Drive Strong Performance

  Q2 Revenue: $22.2 million (increase of 38% year-over-year)
  Q2 GAAP Net Income: $0.6 million, or $0.02 per diluted share
  Q2 Adjusted Net Income: $2.0 million, or $0.07 per diluted share

COLUMBIA, Md.--(BUSINESS WIRE)--July 30, 2009--Sourcefire, Inc. (Nasdaq: FIRE), a leader in Cybersecurity, today announced financial results for its fiscal second quarter ended June 30, 2009.

John Burris, Sourcefire’s CEO, commented: “When I joined Sourcefire a year ago, we said we would grow revenue, control expenses, leverage our channel relationships, and achieve full year profitability on an adjusted basis. I am very excited by the progress that Sourcefire has made and confident in our ability to continue to execute against these objectives.”

Financial Summary

  Total Revenues - Revenues for 2Q09 were $22.2 million compared to $16.0 million in 2Q08, an increase of 38%. Revenues for the six months ended June 30, 2009 were $40.8 million compared to $29.7 million for the same period last year, an increase of 37%.
  Gross Profit - Gross profit for 2Q09 increased 39% to $17.1 million, or 77% of revenues, compared to $12.3 million, or 77% of revenues, in 2Q08. Gross profit for the six months ended June 30, 2009 increased 37% to $31.5 million, or 77% of revenues, compared to $23.0 million, or 77% of revenues, for the same period last year.
  GAAP Earnings – Net income was $0.6 million for 2Q09, or $0.02 per diluted share, on the basis of generally accepted accounting principles (GAAP), compared with GAAP net loss of $3.1 million, or a loss of $0.12 per diluted share, in 2Q08. Net loss for the six months ended June 30, 2009 was $0.5 million, or a loss of $0.02 per diluted share, compared with net loss of $6.6 million, or a loss of $0.27 per diluted share, for the same period last year.
  Adjusted Net Income/Loss - Adjusted net income for 2Q09, which excludes stock-based compensation expense, was $2.0 million, or $0.07 per diluted share in 2Q09. This compares to adjusted net loss in 2Q08, which excludes stock-based compensation expense as well as costs associated with the transition to our new chief executive officer, of $1.9 million, or a loss of $0.07 per diluted share. Adjusted net income for the six months ended June 30, 2009, which excludes stock-based compensation expense, was $2.1 million, or $0.08 per diluted share. This compares with adjusted net loss for the same period last year, which excludes stock-based compensation expense as well as CEO transition costs, of $4.1 million, or a loss of $0.16 per diluted share.

  Balance Sheet - As of June 30, 2009 the Company’s cash, cash equivalents and investments totaled $108.3 million.

Recent Company Highlights

Global Expansion & Channel Development

  Grew international revenues to $10.6 million (26% of total revenues) in the first six months of 2009, up 23% over the year-ago level of $8.6 million (29% of total revenues).
  Increased U.S. federal sector revenues to $9.5 million (23% of total revenues) in the first six months of 2009, up 202% over the year-ago level of $3.1 million (11% of total revenues) driven by emphasis on Cybersecurity initiatives.
  Signed an agreement with SRA International, Inc. to resell the Sourcefire 3D® System to federal government customers. The Sourcefire 3D System will now be available to federal customers as a component of SRA’s comprehensive Cybersecurity offering – SRA One Vault – and as part of its leading managed security service.
  Appointed a Managing Director of the Sourcefire Asia Pacific operations.
  Named a security industry veteran the Vice President of World Wide Channel Sales.

Innovation & Recognition

  Announced the Sourcefire 3D System 4.9, with the new Sourcefire Virtual 3D Sensor™ and Sourcefire Virtual Defense Center™. These new virtual appliances will enable users to deploy Sourcefire’s leading security solutions within their virtual environments, increasing protection for both physical and virtual assets. Available during the second half of 2009, the Sourcefire 3D System 4.9 also features the industry’s first Policy Layering capabilities that deliver increased customization for large or multi-organizational networks, including cloud or virtual implementations.
  Recognized with a Reader Trust Award at the 2009 SC Awards. Snort was named Best Intrusion Detection/Prevention Solution.
  Named one of Network World’s “2009 Best of Tests” winners, the Sourcefire 3D System was the sole winner in the security category. The Sourcefire 3D System was recognized for its ability to make network protection easier and more effective.
  Led the industry in same-day patch coverage with the Sourcefire VRT (Vulnerability Research Team).
  Engineered the new 3D6500 Sensor, offering up to 4Gbps of throughput in a 2U form factor appliance while providing the ability to interface with 10G fiber networks. As is the case with all Sourcefire 3D Sensors, the 3D6500 features integrated copper and fiber bypass (fail-open) technology—a critical requirement for inline IPS deployments—foregoing the need to acquire costly external bypass devices.

  Celebrated 10-year anniversary of Snort, the world’s most popular Intrusion Detection and Prevention System (IDS/IPS). Snort recently hit major milestones reaching 3.7 million downloads and more than 244,000 registered users.
  Awarded two scholarships recognizing the use of Snort as an educational tool. Sourcefire announced the winners of its fifth annual Snort Scholarship Program, two $5,000 Cybersecurity scholarships to deserving university students using Snort to provide real-world experience in network security.

Third Quarter 2009 Outlook

Based on information as of July 30, 2009, Sourcefire expects revenue for 3Q09 in the range of $24.8 million to $26.3 million, net income per share in the range of $0.03 to $0.06 and, on an adjusted basis, net income per share in the range of $0.08 to $0.11. Sourcefire’s expectation of adjusted net income per share excludes stock-based compensation expense in the expected range of $1.4 million to $1.7 million.

Non-GAAP Measures

In evaluating the operating performance of its business, Sourcefire’s management excludes certain charges and credits that are required by GAAP. These non-GAAP results provide useful information to both management and investors by excluding items that Sourcefire believes may not be indicative of the Company’s operating performance. These items share one or more of the following characteristics: they are unusual and Sourcefire does not expect them to recur in the ordinary course of its business; they do not involve the expenditure of cash; or they are unrelated to the ongoing operation of the business in the ordinary course. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table following the financial statements attached to this press release.

Conference Call and Webcast

On Thursday, July 30, 2009 at 9:00 a.m. Eastern Time, Sourcefire will host a conference call to review these results. A listen-only web cast of the session will be available at http://investor.sourcefire.com. Those wishing to participate in the live session should use the following numbers to dial in:

Calling from the United States or Canada: 800-706-7741

Calling from other countries: 617-614-3471

Pass code: 88240816

An online replay will be available at http://investor.sourcefire.com following the completion of the live call and will remain available for at least 90 days.

About Sourcefire

Sourcefire, Inc. (Nasdaq:FIRE) is a world leader in Cybersecurity solutions. Sourcefire is transforming the way Global 2000 organizations and government agencies manage and minimize network security risks. Sourcefire’s IPS and Real-time Adaptive Security solution equips customers with an efficient and effective layered security defense – protecting network assets before, during and after an attack. Through the years, Sourcefire has been consistently recognized for its innovation and industry leadership by customers, media and industry analysts alike – with more than 40 awards and accolades. Today, the names Sourcefire and founder Martin Roesch have grown synonymous with innovation and network security intelligence. For more information about Sourcefire, please visit http://www.sourcefire.com.

SOURCEFIRE®, SNORT®, the Sourcefire logo, the Snort and Pig logo, SECURITY FOR THE REAL WORLD™, SOURCEFIRE DEFENSE CENTER®, SOURCEFIRE 3D®, RNA®, RUA™, DAEMONLOGGER™, CLAMAV®, SOURCEFIRE SOLUTIONS NETWORK™, and certain other trademarks and logos are trademarks or registered trademarks of Sourcefire, Inc. in the United States and other countries. Other company, product and service names may be trademarks or service marks of others.

Cautionary Language Concerning Forward-Looking Statements

The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include expectations regarding financial results for the third quarter of 2009 and the Company’s future profitability on an adjusted basis. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of Sourcefire, Inc. may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, the fact that the outlook for the third quarter of 2009 could change, and also include, without limitation, those risks and uncertainties described from time to time in the reports filed by Sourcefire, Inc. with the U.S. Securities and Exchange Commission. Sourcefire, Inc. undertakes no obligation to update any forward-looking statements.

Sourcefire, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Products	$ 12,280	$ 8,677	$ 22,148	$ 15,528
Technical support and professional services	9,891	7,341	18,623	14,141
Total revenue	22,171	16,018	40,771	29,669
Cost of revenue:
Products	3,682	2,479	6,449	4,476
Technical support and professional services	1,393	1,197	2,775	2,238
Total cost of revenue	5,075	3,676	9,224	6,714
Gross profit	17,096	12,342	31,547	22,955

Operating expenses:
Research and development	3,396	3,147	6,716	6,258
Sales and marketing	8,428	7,945	16,298	15,179
General and administrative	3,992	4,531	7,835	8,945
Depreciation and amortization	830	585	1,651	1,077
Total operating expenses	16,646	16,208	32,500	31,459
Income (loss) from operations	450	(3,866)	(953)	(8,504)
Other income, net	252	781	613	1,985
Income (loss) before income taxes	702	(3,085)	(340)	(6,519)
Income tax expense	69	39	144	101
Net income (loss)	$ 633	$ (3,124)	$ (484)	$ (6,620)

Net income (loss) per share - basic	$ 0.02	$ (0.12)	$ (0.02)	$ (0.27)
Net income (loss) per share - diluted	$ 0.02	$ (0.12)	$ (0.02)	$ (0.27)

Weighted average shares outstanding used in computing per share amounts:
Basic	26,249,424	25,154,568	26,092,712	24,960,471
Diluted	27,551,669	25,154,568	26,092,712	24,960,471

Compensation cost under SFAS 123(R) for the three and six months ended June 30, 2009 and 2008 is included in the Consolidated
Statements of Operations as follows (in thousands):
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cost of revenue (product)	$ 14	$ 9	$ 25	$ 16
Cost of revenue (services)	21	11	54	32
Stock-based compensation expense included in cost of revenue	35	20	79	48

Research and development	211	167	416	341
Sales and marketing	397	299	780	642
General and administrative	712	395	1,282	772
Stock-based compensation included in operating expenses	1,320	861	2,478	1,755
Total stock-based compensation expense	$ 1,355	$ 881	$ 2,557	$ 1,803

Sourcefire, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2009	2008
Assets	(unaudited)
Cash and cash equivalents	$ 46,703	$ 39,768
Investments	61,585	61,800
Accounts receivable, net	21,789	27,864
Inventory	3,316	4,521
Prepaid expenses and other current assets	3,130	2,115
Property and equipment, net	8,010	8,341
Intangible assets, net	402	465
Other long-term assets	1,592	1,431
Total assets	$ 146,527	$ 146,305

Liabilities
Accounts payable and accrued expenses	$ 7,206	$ 12,292
Deferred revenue	26,255	24,108
Other liabilities	682	864
Total liabilities	34,143	37,264

Stockholders' Equity
Common stock	26	25
Additional paid-in capital	163,272	159,306
Accumulated deficit	(51,078)	(50,594)
Accumulated other comprehensive income	164	304
Total stockholders' equity	112,384	109,041

Total liabilities and stockholders' equity	$ 146,527	$ 146,305

Sourcefire, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended June 30,
	2009	2008
	(unaudited)	(unaudited)
Net loss	$ (484)	$ (6,620)
Adjustments to reconcile net loss to net cash provided by operating activities	7,206	7,054
Net cash provided by operating activities	6,722	434

Net cash (used in) provided by investing activities	(1,165)	5,211

Net cash provided by financing activities	1,378	508
Net increase in cash and cash equivalents	6,935	6,153
Cash and cash equivalents at beginning of period	39,768	33,071
Cash and cash equivalents at end of period	$ 46,703	$ 39,224
Sourcefire, Inc.
Reconciliation of Non-GAAP Measures to GAAP
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Reconciliation to adjusted net income (loss):	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$ 633	$ (3,124)	$ (484)	$ (6,620)
Stock-based compensation expense	1,355	881	2,557	1,803
CEO transition costs	-	386	-	742
Adjusted net income (loss)	$ 1,988	$ (1,857)	$ 2,073	$ (4,075)

Adjusted net income (loss) per share - basic	$ 0.08	$ (0.07)	$ 0.08	$ (0.16)
Adjusted net income (loss) per share - diluted	$ 0.07	$ (0.07)	$ 0.08	$ (0.16)

Weighted average number of shares - basic	26,249,424	25,154,568	26,092,712	24,960,471
Weighted average number of shares - diluted	27,551,669	25,154,568	27,283,183	24,960,471

CONTACT:
Media:
Welz & Weisel Communications
Tony Welz, 703-218-3555 x226
Principal
tony@w2comm.com
or
Investor:
Sourcefire, Inc.
Tania Almond, 410-423-1919
Investor Relations Officer
tania.almond@sourcefire.com